June 18th, 2012

3DIcon Technology Update

Dear 3DIcon Shareholders,

With this letter, I would like to bring you up-to-date on the technical status and plans for our patented volumetric 3D display technology CSpace®. You last heard from us on this subject in my last Technology Update letter to shareholders that was posted on our website on April 16th, 2012. I would also like to share our assessment of 3Dicon’s progress in exploring strategic partnerships or acquisitions in the glasses-free 3D display industry and why we believe that there could be opportunities for 3DIcon in this rapidly emerging field.

THE CSPACE DEVELOPMENT PLAN

As you may recall from my last Technology Update letter, we decided back in March to implement a new evolutionary, step-by-step commercialization strategy for our CSpace volumetric display technology. Under this strategy we are developing multiple staged prototypes (laboratory and trade show) with successively higher performance (brightness, resolution, and image size). As you may recall from my May 29th shareholder letter, we are making better than expected progress on the second laboratory prototype, which we call Lab Proto 2. Working together, Dr. Refai and Dr. Melnik have already increased brightness 50 times (50x) so that the image can be easily seen in typical office lighting. By increasing brightness, our technical team has also increased resolution by approximately five times (5x).

HOW BRIGHTNESS, IMAGE SIZE AND RESOLUTION ARE RELATED

Before moving on to the next steps for Lab Proto 2, I would like to explain how brightness, image size and resolution are related in CSpace and in particular, how improving brightness and image size can also improve resolution. The number of voxels (3D pixels or picture elements) we can actually see and measure determines the useful resolution of CSpace. What we can see and measure is determined by how bright the voxels are and how close together they are. How close together they are is determined by the image size. The larger the image, the farther apart the voxels are. As we increase the brightness, as we have done last month, we can see more voxels. However, as two adjacent voxels get even brighter, they overlap and blend into one. In order to see these two adjacent voxels separately, we then need to increase the size of the image by constructing a larger image chamber and by using greater magnification optics. This is what we plan to do.

LAB PROTO 2 PLANS

The next logical step for Lab Proto 2 is to increase the image size so it is easier to see in general and so that we can see more of the resolution gained from the higher brightness that we have already achieved. Our technical team is on track to increase the image size of Lab Proto 2 by a factor of eight (8x) in the coming months. In parallel, the technical team is redesigning the scanning subsystem that creates the Z-axis “slices” (or depth) and that redesign is expected to improve brightness by another factor of ten (10x). Taken together with the 50 times higher brightness already achieved, we expect that, once completed, Lab Proto 2 will be at least 500 times (500x) brighter than Lab Proto 1. Because of the larger image size and the much higher brightness, we expect to increase visible resolution as well.

GLASSES-FREE FLAT SCREEN 3D TECHNOLOGY

As you may already know from my previous letters, we have spent a considerable amount of time exploring glasses-free flat screen 3D technology as a means for both near term revenue generation and for creating another sustainable technology advantage for 3DIcon that would complement the advantage we believe we already have with CSpace. Our goal is to acquire a small company that has unique and significantly advantaged glasses-free flat screen 3D technology, which technology is already in the market or that can be brought to market quickly. In order for you to better understand why we believe that there is an opportunity for 3DIcon in this area, I wanted to share our assessment of current glasses-free 3D display technology.

Most current glasses-free flat screen 3D displays use either parallax barrier or lenticular lens technology to create multiple stereo (two eye) views and therefore a 3D effect. These two technologies have several things in common. First, the basic optics technologies upon which they are based were invented over 100 years ago. Second, both technologies significantly compromise resolution (number of pixels) to generate the multiple views required for 3D. Lastly, both technologies force a tradeoff between 3D impact (depth) and image quality. If you want great 3D you have to stand in the “sweet spot” and if you move left or right or get too close, the image quality becomes unacceptable in our opinion. Some companies have compromised the 3D impact in favor of image quality. While the image quality is better in those displays, the 3D effect is unremarkable in our opinion.

In addition to these older technologies, there are several new glasses-free flat screen 3D technologies that are in various stages of development. What makes these new technologies better is that they do not need to compromise resolution in order to deliver great 3D and they can deliver both great 3D impact and great image quality at the same time. Over the last few months we have met with the companies that we believe have the most promising technologies and we have seen their early prototypes. While these companies have great technology, they generally lack an experienced display industry management team that can effectively commercialize their technologies. We believe that management is exactly where 3DIcon could come in and the management of these companies recognizes that potential value. As a result, we are exploring opportunities that may result in the acquisition of one of these companies. In doing so, we look to the companies that have what we believe to be the best technology and the best patent portfolio that most suitably complements 3DIcon’s management and/or technologies. Upon the completion of such an acquisition, we hope to have another technology with significant and sustainable advantages that can be quickly brought to market by our experienced display industry management team.

As we hope you can tell from the above update, we remain committed to our two-prong strategy in the glasses-free 3D display industry: rapid but evolutionary development of our patented CSpace volumetric technology and, at the same time, rapid market entry via an acquisition that would give 3DIcon access or ownership of significantly advantaged glasses-free flat screen 3D technology. As your CEO, I ask for your continued support as we continue to execute on these strategies and build the company that you, our shareholders, expect from your management team.

Sincerely,

/s/ Mark Willner

Mark Willner

Chief Executive Officer

With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of 3DIcon could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations, inability to hire and retain qualified personnel, and changes in the general economic climate. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," “estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by 3DIcon, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place